CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration on Form N-14 of our reports dated September 10, 2009,  and February 10, 2009, relating to the financial statements and financial highlights of Endowments -- Bond Portfolio, and The Bond Fund of America, Inc., respectively,  appearing in each of their Annual Reports on Form N-CSR for the year ended July 31, 2009 and December 31, 2008, respectively, and to the references to us under the heading “Financial highlights” and “Independent registered public accounting firm” in the Combined Proxy Statement / Prospectus, which is part of such Registration Statement.

/s// DELOITTE & TOUCHE LLP

Costa Mesa, California
November 30, 2009